Exhibit 23


              Consent of Independent Certified Public Accountants



We have issued our report dated August 3, 1999, accompanying the consolidated financial statements and schedule included in the Annual Report of Vasomedical, Inc. and Subsidiary on Form 10-K for the fiscal year ended May 31, 1999. We hereby consent to the incorporation by reference of said report in the Registration Statements of Vasomedical, Inc. and Subsidiary on Forms S-3 (File No. 333-60341, effective December 28, 1998, File No. 333-33319, effective August 21, 1997, and File No. 33-62329, effective September 18, 1995) and on Forms S-8 (File No. 333-60471, effective August 3, 1998, File No. 333-11579, effective September 6, 1996, File No. 333-11581, effective September 6, 1996, and File No. 333-11583, effective September 6, 1996).

/s/ Grant Thornton LLP
GRANT THORNTON LLP

Melville, New York
August 16, 1999